Marathon Oil Corporation Reports First Quarter 2011 Results

HOUSTON, May 3, 2011 – Marathon Oil Corporation (NYSE:MRO) today reported first quarter 2011 net income of $996 million, or $1.39 per diluted share. Net income in the first quarter of 2010 was $457 million, or $0.64 per diluted share. For the first quarter of 2011, net income adjusted for special items was $1.18 billion, or $1.65 per diluted share, compared to net income adjusted for special items of $315 million, or $0.44 per diluted share, for the first quarter of 2010.

	Three Months Ended
	March 31
(In millions, except per diluted share data)	2011	2010

Adjusted net income(a)	$1,183	$315
Adjustments for special items (net income of taxes):
Loss on early extinguishment of debt	(176)	-
Spin-off related costs	(11)	-
Gain on disposal of assets	-	449
Impairments	-	(262)
Deferred income taxes - tax legislation	-	(45)
Net income	$996	$457
Adjusted net income – per diluted share	$1.65	$0.44
Net Income – per diluted share	$1.39	$0.64
Revenues and other income	$21,071	$16,665
Weighted average shares – diluted	715	711
(a) Net income adjusted for special items is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of net income adjusted for special items.

“Marathon delivered another quarter of strong operations across all segments, positioning the Company to capture higher commodity prices and margins and achieve solid financial results. These results further highlight the strength of our Upstream and Downstream businesses as we continue to progress toward an expected effective date of June 30 for the spin-off of Marathon Petroleum Corporation, creating two independent, highly focused energy companies,” said Clarence P. Cazalot Jr., Marathon’s president and CEO.

“Thus far in 2011, we have continued to enhance our position in our Exploration and Production segment’s liquids-rich North American resource plays, acquiring additional acreage and spudding our first well targeting the Texas Eagle Ford Shale, as well as signing an agreement with a partner to assist in de-risking our position in the Colorado/Wyoming Niobrara Shale. Compared to the same quarter last year, our Refining, Marketing and Transportation segment benefitted from better overall market conditions coupled with increased refining capacity, primarily the result of a full quarter of operations at our expanded Garyville refinery and significantly less planned turnaround activity. The Company also made progress on the Detroit Heavy Oil Upgrading Project, which is designed to lower feedstock costs and capture value from crude oil differentials. On the retail side, we were pleased that Speedway was again named the nation’s highest ranked gasoline brand by an independent consumer survey, the third year in a row Speedway has received this honor,” Cazalot concluded.

Segment Results
Total segment income was $1.287 billion in the first quarter of 2011, compared to $292 million in the first quarter of 2010.

	Three Months Ended
	March 31
(In millions)	2011	2010
Segment Income (Loss)
Exploration and Production
United States	$30	$109
International	638	393
Total E&P	668	502
Oil Sands Mining	32	(17)
Integrated Gas	60	44
Refining, Marketing and Transportation	527	(237)
Segment Income(a)	$1,287	$292
(a) See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production
Exploration and Production (E&P) segment income totaled $668 million in the first quarter of 2011, compared to $502 million in the year-ago quarter. The increase was primarily the result of higher liquid hydrocarbon price realizations, partially offset by increased depreciation, depletion and amortization (DD&A) and exploration expenses. There was no derivatives impact in the first quarter of 2011, while a pre-tax gain of $51 million was included in results for the first quarter of 2010.

E&P sales volumes during the first quarter averaged 400,000 barrels of oil equivalent per day (boepd), compared to 361,000 boepd for the same period in 2010. The higher sales volumes were primarily the result of increased liquid hydrocarbon volumes from the Droshky development in the Gulf of Mexico, which commenced production in mid-2010, and Norway, partially offset by the impact of the suspension of Libyan production. Natural gas sales from Equatorial Guinea were higher in the first quarter of 2011 due to a first quarter 2010 planned turnaround at Marathon’s production facilities.

In Libya, where Marathon holds an interest in the Waha Concession, production is currently suspended as a result of continued political and civil unrest. Marathon had expected to produce approximately 48,000 boepd from its interest in the Waha Concession during 2011. In the first quarter of 2011, production available for sale from Libya averaged 28,000 boepd, of which approximately 21,000 boepd was sold prior to the suspension of production. On a cumulative basis, the underlift for Libya at the end of the first quarter was approximately 847,000 barrels of oil equivalent (boe).

Production available for sale averaged 370,000 boepd for the first quarter of 2011, excluding Libya, compared to 317,000 boepd for the same period in 2010, also excluding Libya. The increase was primarily due to higher volumes from Droshky, Norway and Equatorial Guinea.

Marathon estimates second quarter E&P production available for sale will be between 340,000 and 360,000 boepd, excluding the effect of any future acquisitions or dispositions. Anticipated full-year E&P production available for sale is between 345,000 and 365,000 boepd. All estimates exclude Libya.

United States E&P reported income of $30 million for the first quarter of 2011, compared to $109 million in the first quarter of 2010. The decrease was the result of higher DD&A and exploration expenses, partially offset by higher liquid hydrocarbon sales volumes and realizations.

International E&P income was $638 million in the first quarter of 2011, compared to $393 million in the first quarter of 2010. The increase reflects the impact of higher liquid hydrocarbon and natural gas realizations and sales volumes, partially offset by higher DD&A and exploration expenses.

Exploration expenses were $230 million for the first quarter of 2011, compared to $98 million in the first quarter of 2010. Included in exploration expenses for the first quarter of 2011 were dry well expenses of approximately $159 million, primarily related to the Flying Dutchman well located in the Gulf of Mexico and the Romeo well in the Pasangkayu block offshore Indonesia. In March 2011, Marathon completed an evaluation and determined the options to develop Flying Dutchman were not viable. For Romeo, the reservoir’s thickness and quality confirmed pre-drill geologic models, but the well was determined to be dry.

	Three Months Ended
	March 31
	2011	2010
Key E&P Statistics
Net Sales
United States – Liquids (mbpd)	78	58
United States – Natural Gas (mmcfpd)	368	351
International – Liquids (mbpd)	169	168
International – Natural Gas (mmcfpd)	548	462
Worldwide Net Sales (mboepd)	400	361

During the quarter, Marathon spud its first well targeting the Eagle Ford Shale formation in south Texas. As the Company continues its strategy of focusing on unconventional, liquids-rich resource plays, Marathon has increased its holdings in the Eagle Ford Shale to approximately 29,000 acres, with the rights to acquire an additional 61,000 acres. The Company also has reached agreements on approximately 30,000 additional acres and expects to close those transactions in the second quarter.

In early April, Marathon signed an agreement to assign a 30 percent undivided working interest in the Company’s approximately 180,000 net acres in the Niobrara Shale play within the DJ Basin of southeast Wyoming and northern Colorado for a total consideration of $270 million, or $5,000 per acre. As operator of the jointly owned leasehold, Marathon is currently acquiring 2-D and 3-D seismic data and expects to participate in eight to 12 gross wells by year end.

In Marathon’s Canadian in-situ oil sands leases, the Company drilled 94 stratigraphic test wells during the first quarter in the Birchwood lease located in Alberta, Canada. The results are currently being evaluated. Initial results are positive, with the wells encountering expected or greater-than-expected reservoir potential.

In late April, Marathon announced it had signed an agreement to farm-out a 40 percent working interest in 10 concessions in Poland’s Paleozoic Shale play. Marathon is currently acquiring 2-D seismic, with plans to drill one to two wells in the fourth quarter of 2011.

Also in April, Marathon and its partners announced a discovery on the Atrush block in the Iraqi Kurdistan Region. The Atrush-1 well was drilled to a total depth of approximately 11,000 feet and encountered 400 feet of net pay in the Jurassic zones. Flow rates were established totaling more than 6,000 gross barrels of oil per day (bopd) but were limited by tubing sizes and testing equipment.

Oil Sands Mining
The Oil Sands Mining (OSM) segment reported income of $32 million for the first quarter of 2011, compared to a loss of $17 million in the first quarter of 2010. The increase was primarily the result of higher synthetic crude oil sales volumes and realizations. A net loss of $10 million on derivative instruments was included in the segment loss for the first quarter of 2010.

Marathon’s first quarter 2011 net synthetic crude production (upgraded bitumen excluding blendstocks) from the Athabasca Oil Sands Project (AOSP) mining operation was 32,000 barrels per day (bpd), compared to 21,000 bpd for the same period in 2010. The increase was primarily the result of the Jackpine Mine, which commenced a phased start-up in the third quarter of 2010 and began supplying oil sands ore to the base processing facility in the fourth quarter.

The expanded upgrader operations began the commissioning and start-up phase as scheduled late in the fourth quarter and continued through the first quarter of 2011, with full capability anticipated late in the second quarter. The expanded upgrader is expected to have a processing capacity of 255,000 gross bpd of bitumen, with the Jackpine Mine supplying 100,000 bpd and the existing Muskeg River Mine supplying 155,000 bpd. Marathon holds a 20 percent working interest in the AOSP.

Marathon expects second quarter net synthetic crude production will be between 37,000 and 43,000 bpd, with anticipated full-year 2011 net synthetic crude production at between 39,000 and 45,000 bpd.

	Three Months Ended
	March 31
	2011	2010
Key Oil Sands Mining Statistics
Net Synthetic Crude Oil Sales (mbpd)(a)	37	25
Synthetic Crude Oil Average Realization (per bbl)(b)	$84.98	$73.76
(a)  Includes blendstocks.
(b)  Excludes gains and losses on derivative instruments.

Integrated Gas
Integrated Gas segment income was $60 million in the first quarter of 2011, compared to $44 million in the first quarter of 2010. The increase was primarily related to higher realizations and liquefied natural gas (LNG) sales volumes. Marathon’s LNG facilities in Equatorial Guinea had operational availability of 100 percent for the first quarter.

	Three Months Ended
	March 31
	2011	2010
Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	7,822	5,792
Methanol	1,318	1,158

Refining, Marketing and Transportation
The Refining, Marketing and Transportation segment reported income of $527 million in the first quarter of 2011, compared to a loss of $237 million in the first quarter of 2010. The refining and wholesale marketing gross margin per gallon was 16.24 cents in the first quarter of 2011 compared to a negative 5.69 cents in the first quarter of 2010.

Primary factors contributing to the increased segment income for the first quarter of 2011 included a wider sweet/sour crude differential, increased sales volumes and lower manufacturing costs resulting from decreased planned turnaround and major maintenance expenses compared to the first quarter of 2010. In addition, during the first quarter of 2011, the Company was able to take advantage of the wider than normal crude oil differentials between West Texas Intermediate and other light sweet crudes such as Light Louisiana Sweet and Dated Brent, which resulted in relatively lower crude oil acquisition costs versus the comparable quarter last year. Sales volumes increased as a result of higher first quarter 2011 refining throughputs compared to the same period in the previous year.

As shown in the chart below, total refinery throughputs increased over the first quarter of 2010, primarily as a result of operating the fully integrated Garyville refinery for the entire first quarter of 2011, partially offset by the reduction caused by the sale of the St. Paul Park refinery effective Dec. 1, 2010.

	Three Months Ended
	March 31
	2011	2010
Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	1,114	1,003
Other Charge and Blend Stocks (mbpd)	207	97
Total Refinery Inputs (mbpd)	1,321	1,100
Refined Products Sales Volumes (mbpd)	1,562	1,355
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.1624	$(0.0569)

Speedway gasoline and distillate gross margin per gallon averaged 13.08 cents in the first quarter of 2011, compared to 11.95 cents in the first quarter of 2010. Speedway first quarter 2011 same store gasoline sales volumes were comparable to the same quarter last year, while same store merchandise sales increased 2 percent for the same period.

During the first quarter, Speedway was ranked the nation’s top retail gasoline brand for the third consecutive year, according to the 2011 EquiTrend® brand study conducted by Harris Interactive.

As of March 31, the Detroit Heavy Oil Upgrading Project was approximately 55 percent complete, on budget and on schedule for an expected completion in the second half of 2012.

Corporate/Special Items
On Feb. 1, 2011, Marathon Petroleum Corporation, currently a wholly owned subsidiary of Marathon Oil, completed a private placement of three series of senior notes aggregating $3 billion. The notes are unsecured and unsubordinated obligations of Marathon Petroleum Corporation and are guaranteed by Marathon Oil on a senior unsecured basis. Marathon Oil’s guarantees terminate upon completion of the spin-off.

During the first quarter of 2011, Marathon retired $2.5 billion of its outstanding notes at a premium. The related loss on the early extinguishment of this debt was $176 million after taxes and has been treated as a special item.

Aggregate costs of $11 million after taxes related to the expected June 30 spin-off of Marathon’s Downstream operations have been treated as a special item.

The Company will conduct a conference call and webcast today, May 3, at 2:00 p.m. EDT, during which it will discuss first quarter results and include forward-looking information. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon website at http://www.marathon.com. Replays of the webcast will be available through May 17, 2011. Quarterly financial and operational information is also provided on Marathon’s website at http://ir.marathon.com in the Quarterly Investor Packet.

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.  Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon's financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, anticipated future exploratory and development drilling activity, agreements to acquire additional acreage in the Eagle Ford Shale play, an agreement pursuant to which Marathon will farm-out a portion of its interest in Poland’s shale play, the possibility of a significant new resource base, expectations of additional growth, the upgrader operation of the AOSP expansion, the Detroit Heavy Oil Upgrading Project and the possible spin-off of Marathon Petroleum Corporation. Factors that could potentially affect the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, anticipated future exploratory and development drilling activity, the possibility of a significant new resource base and expectations of additional growth include pricing, supply and demand for crude oil, natural gas and petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Factors that could affect the upgrader operation of the AOSP expansion and the Detroit Heavy Oil Upgrading Project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects. The completion of the acquisition of additional acreage in the Eagle Ford Shale play and Poland farm-out transaction are subject to customary closing conditions. Some factors that could affect the possible spin-off of Marathon Petroleum Corporation include board approval, receipt of a private letter ruling from the Internal Revenue Service and a registration statement declared effective by the U.S. Securities and Exchange Commission. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2010, and subsequent Forms 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31
(In millions, except per share data)	2011	2010
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$20,867	$15,694
Sales to related parties	37	20
Income from equity method investments	126	105
Net gain (loss) on disposal of assets	6	813
Other income	35	33
Total revenues and other income	21,071	16,665
Costs and expenses:
Cost of revenues (excludes items below)	16,023	12,726
Purchases from related parties	179	133
Consumer excise taxes	1,209	1,212
Depreciation, depletion and amortization	852	649
Long-lived asset impairments	-	434
Selling, general and administrative expenses	353	298
Other taxes	122	115
Exploration expenses	230	98
Total costs and expenses	18,968	15,665
Income from operations	2,103	1,000
Net interest and other financing costs	(65)	(30)
Loss on early extinguishment of debt	(279)	-
Income from continuing operations before income taxes	1,759	970
Provision for income taxes	763	513
Net income	$996	$457
Per Share Data
Basic:
Net income	$1.40	$0.64
Diluted:
Net income	$1.39	$0.64
Dividends paid	$0.25	$0.24
Weighted Average Shares:
Basic	711	709
Diluted	715	711

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended
	March 31
(Dollars in millions)	2011	2010
SEGMENT INCOME (LOSS)
Exploration and Production
United States	$30	$109
International	638	393
E&P segment	668	502
Oil Sands Mining	32	(17)
Integrated Gas	60	44
Refining, Marketing and Transportation	527	(237)
Segment Income	1,287	292
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(90)	(10)
Foreign currency remeasurement of taxes	(14)	33
Loss on extinguishment of debt	(176)	-
Gain on disposition	-	449
Long-lived asset impairment	-	(262)
Deferred income taxes - tax legislation changes	-	(45)
Spin-off related costs	(11)	-
Net income	$996	$457

CAPITAL EXPENDITURE(a)
Exploration and Production	668	603
Oil Sands Mining	120	265
Integrated Gas	1	1
Refining, Marketing and Transportation	200	310
Corporate	6	-
Total	$995	$1,179
EXPLORATION EXPENSES
United States	$151	$46
International	79	52
Total	$230	$98
(a) Capital expenditures include changes in accruals.

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended
	March 31
	2011	2010
E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbpd)
United States	78	58

Europe	111	85
Africa	58	83
Total International	169	168
Worldwide	247	226
Net Natural Gas Sales (mmcfpd)(a)
United States	368	351

Europe	102	109
Africa	446	353
Total International	548	462
Worldwide	916	813
Total Worldwide Sales (mboepd)	400	361

Average Realizations(b)
Liquid Hydrocarbons (per bbl)
United States	$86.42	$72.46
Europe	109.85	78.95
Africa	81.47	70.96
Total International	100.10	75.01
Worldwide	$95.79	$74.35
Natural Gas (per mcf)
United States	$5.15	$5.49

Europe	10.29	6.17
Africa (c)	0.25	0.25
Total International	2.12	1.65
Worldwide	3.34	$3.31
(a)	Includes natural gas acquired for injection and subsequent resale of 15 mmcfd and 25 mmcfd in the first quarters of 2011 and 2010.
(b)	Excludes gains and losses on derivative instruments.
(c)
 Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees.  Marathon includes its share of Alba Plant LLC’s income in the Exploration and Production segment and its share of AMPCO’s and EGHoldings’ income in the Integrated Gas segment.

Preliminary Supplemental Statistics (Unaudited) (continued)
	Three Months Ended
	March 31
(Dollars in millions, except as noted)	2011	2010

OSM OPERATING STATISTICS
Net Synthetic Crude Oil Sales (mbpd)(a)	37	25
Synthetic Crude Oil Average Realization (per bbl)(b)	$84.98	$73.76
IG OPERATING STATISTICS
Net Sales (metric tonnes per day)(c)
LNG	7,822	5,792
Methanol	1,318	1,158
RM&T OPERATING STATISTICS
Crude oil refined	1,114	1,003
Other charge and blend stocks	207	97
Total	1,321	1,100
Refined Product Yields (mbpd)
Gasoline	731	576
Distillates	408	306
Propane	24	20
Feedstocks and special products	116	116
Heavy fuel oil	21	14
Asphalt	49	77
Total	1,349	1,109
Refined Products Sales Volumes (mbpd)(d)	1,562	1,355
Refining and Wholesale Marketing Gross Margin (per gallon)(e)	$0.1624	$(0.0569)
Speedway SuperAmerica
Retail outlets	1,353	1,598
Gasoline and distillate sales (millions of gallons)	693	783
Gasoline and distillate gross margin (per gallon)	$0.1308	$0.1195
Merchandise sales	$663	$731
Merchandise gross margin	$158	$178
(a)	Includes blendstocks.
(b)	Excludes gains and losses on derivative instruments.
(c)
 Includes both consolidated sales volume and Marathon’s share of sales volumes of equity method investees.  LNG sales from Alaska are conducted through a consolidated subsidiary.  LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.

(d)	Total average daily volumes of all refined product sales to wholesale, branded and retail (Speedway) customers.
(e)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.